Exhibit 16.1 to Form 8-K

September 14, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated September 9, 2005, of Todd Shipyards Corporation and are in agreement with the statements contained in the first and fifth sentence of paragraph 1, paragraph 2, paragraph 3, and the first sentence of paragraph four on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP